EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered on the 11th day of October, 2007, by and among LION, Inc., a Washington corporation (“LION”), and its wholly-owned subsidiary, Tuttle Risk Management Services LLC, a Washington limited liability company (“TRMS” and, together with LION, the “Sellers”), and Compass Analytics, LLC, a California limited liability company (“Buyer”).  Buyer and Sellers are hereinafter at times individually referred to as a “Party” and collectively to as the “Parties.”

Recitals

A.           Sellers are engaged in the business of providing outsourced risk management and trade execution and of developing and licensing proprietary software that provides mortgage pipeline risk management solutions for mortgage companies and savings and loan associations that seek to originate and then sell loans into the secondary mortgage market (the “TRMS Business”).

B.           Buyer desires to purchase, and Sellers desire to sell and convey to Buyer, certain assets of Sellers used by the TRMS Business as described herein, all in accordance with and subject to the terms and conditions of this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual covenants of the Parties contained in this Agreement, the Parties hereby agree as follows:

1.  Definitions.

“Accounting Referee” means a firm of independent accountants reasonably satisfactory to LION and Buyer (which firm shall not have any material relationship with Sellers or Buyer).

“Accounts Receivable” means all accounts receivable and other rights to payment from clients and licensees of Sellers, including any credits, refunds, back charges or similar other amounts owing to Sellers, and the full benefit of all security for such accounts or rights to payment, all calculated in accordance with GAAP.

“Active Clients” means clients of TRMS, excluding TRMS Business client BankUnited, FSB, that who, regardless of the client’s TRMS Business contract termination date, are currently (i) paying monthly fees to Sellers of at least two thousand five hundred dollars ($2,500) and (ii) hedging monthly mortgage closings in excess of two million dollars ($2,000,000).

“Active Revenue” has the meaning set forth in Section 6(c)(i).

“Adjusted Contingency Residual” means the Contingency Residual, as adjusted pursuant to Section 6(c).

“Assigned Intellectual Property” has the meaning set forth in Section 2(a).

“Assigned Personal Property” has the meaning set forth in Section 2(c).

“Assumed Liabilities” has the meaning set forth in Section 4.

“Closing” has the meaning set forth in Section 8.

“Closing Date Revenue Shortfall” means the difference, if any, between $2,500,000 and Active Revenue.

“Confidential Information” means any information disclosed by Sellers to Buyer, or Buyer to Sellers, either directly or indirectly, in writing, orally or by inspection of tangible materials that (i) the disclosing Party identifies as confidential or proprietary or (ii) reasonably appears to be confidential or proprietary because of legends or other markings, the circumstances of disclosure or the nature of the information itself.  Confidential Information also may include confidential or proprietary information disclosed to a disclosing Party by a third party.  Confidential Information does not include information which (a) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure by the receiving Party or its Representatives), (b) was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party as shown by the receiving Party's files and records immediately prior to the time of disclosure, or (c) has been independently developed by the receiving Party without violating any of its obligations under this Agreement and without the use of or reference to the Confidential Information.

“Contingency Residual” has the meaning set forth in Section 6(b).

“Contracts” has the meaning set forth in Section 2(b).

“Excluded Assets” has the meaning set forth in Section 3.

“Excluded Liabilities” has the meaning set forth in Section 5.

“GAAP” means generally accepted accounting principles.

“Initial Purchase Installment” has the meaning set forth in Section 6(a).

 “Late Pair-off Clients” means TRMS clients who are more than 15 days late on any pair-off fees due to their forward derivate (e.g. forward mortgage backed securities - “TBAs”) counter-parties.

“Liquidity Constrained Clients” means TRMS clients who do not have credit lines with at least two separate and distinct forward derivative (e.g TBA) counterparties.

“Month-to-Month Clients”  means TRMS clients whose contract term is on a month-to-month basis.

“Noticed Clients” means TRMS clients that (i) have given verbal, e-mail, facsimile or written notice that they intend to terminate their TRMS Business contract with Sellers for any reason or (ii) have withheld any required consent to assignment to Buyer (which consent has not subsequently been given).

“Purchased Assets” has the meaning set forth in Section 2.

“Representatives” means the financial advisors, accountants, legal counsel, and other advisors to and agents of a Party.

“Survival Period” has the meaning set forth in Section 15(a).

“Trade Errors” means any error in the specific execution of a buy or sell order of a mortgage back security (“TBA”) or TBA option by the TRMS trading staff that adversely impacts that client’s profitability and (i) was either provided by a client to the TRMS trading staff or selected by TRMS trading staff on behalf of the client or (ii) represents trade activity outside of the Hedging Policy as defined in the agreement between TRMS and client

“TRMS Business” has the meaning set forth in Recital A.

“60+ Day Clients” means TRMS clients that are at more than 60 days late on one or more of Sellers TRMS Business invoices except for TRMS Business client First Carolina.  For the purpose of this Agreement, 60+ days shall mean payments not received within sixty (60) calendar days of invoice date.

2.  Purchase and Sale of Assets.  For the purchase price and other consideration specified in Section 5 hereof, and subject to the other terms and conditions of this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase, acquire, assume, and accept from Sellers, free and clear of any and all liens, encumbrances or claims other than those specifically assumed herein, all right, title, and interest in and to the following assets related to the TRMS Business (collectively, the “Purchased Assets”):

(a)  the items of intellectual property listed on Schedule 2(a) (the “Assigned Intellectual Property”);

(b)  the contracts, agreements, licenses, leases, instruments, commitments and undertakings entered into or made in connection with the TRMS Business (together with all amendments, waivers of rights under, modifications or supplements thereto and all side letters affecting the obligations of any party thereunder), to which a Seller is a party, and all rights under any express or implied warranties from vendors, suppliers or other service providers to the TRMS Business, listed on Schedule 2(b) (the “Contracts”);

(c)  the tangible personal property listed on Schedule 2(c) (the “Assigned Personal Property”); and

(d)  any rights, claims, causes of action, rights of set-off or other similar rights relating to any of the foregoing.

3.  Excluded Assets.  The Purchased Assets shall exclude any assets and properties not specifically set forth in Schedules 2(a)-(c) or referenced in Section 2(d) above (the “Excluded Assets”).  Notwithstanding anything to the contrary herein, except for the express assignments granted in or contemplated by this Agreement, nothing herein shall be deemed to transfer any rights in any intellectual property owned, licensed to, conceived, reduced to practice or otherwise developed by Sellers by virtue of its reference, incorporation or use within any of the Purchased Assets.

4.  Assumed Liabilities.  As of the Closing Date, Buyer shall assume and be liable for all liabilities arising from the Purchased Assets after Closing, including all post-Closing liabilities for performance under each of the Contracts except liabilities, even if arising post-Closing, for services provided by Sellers under the Contracts prior to Closing (collectively, the “Assumed Liabilities”).  Buyer shall promptly pay, perform, honor and discharge, or cause to be paid or otherwise promptly performed, honored and discharged, from and after the Closing all Assumed Liabilities as they become due and payable and in accordance with the terms thereof.

5.  No Assumption of Liabilities or Obligations by Buyer.  Notwithstanding anything to the contrary herein, Buyer is not assuming and shall not become responsible for any liability of Sellers of whatever nature, whether presently in existence or arising hereafter, including any liability incurred in connection with, arising out of, or related to the ownership or use of any of the Purchased Assets or the operation of the TRMS Business on or before the Closing Date, except the Assumed Liabilities.  All such liabilities other than the Assumed Liabilities are referred to herein as the “Excluded Liabilities” and shall be retained by and remain liabilities of Sellers.

6.  Purchase Price.  In full consideration of the sale, assignment, and transfer of the Purchased Assets and the execution and delivery of this Agreement, at Closing Buyer shall:

(a)  pay to Sellers One Million Three Hundred Twenty Five Thousand Dollars ($1,325,000)(the “Initial Purchase Installment”) by wire transfer of immediately available funds, subject to adjustment as set forth below; and

(b)  deliver to U.S. Bank, as escrow agent, the Five Hundred Thousand Dollars ($500,000) (the “Contingency Residual”), less any adjustment made pursuant to Section 6(c)(i) hereof, by wire transfer of immediately available funds for deposit into the escrow account.  The Contingency Residual plus any interest accrued thereon will be available to satisfy any amounts owed by Sellers to Buyer under this Agreement and the balance, if any, will be disbursed and paid to Sellers on the date that is 180 days after Closing (the “Contingency Residual Payment Date”), all in accordance with the terms of a mutually agreeable escrow agreement; provided, that Contingency Residual shall be subject to monthly adjustment as contemplated in Section 6(c)(iii) and adjustment on the Contingency Residual Payment Date as contemplated in Section 6(c)(ii).

(c)  Adjustments to Purchase Price.

(i)  The Initial Purchase Installment and the Contingency Residual are subject to adjustment if the “Active Revenue” from the TRMS Business as of the Closing Date is less than Two Million Five Hundred Thousand Dollars ($2,500,000), calculated on an annualized basis.  Active Revenue shall be calculated as the total net invoices which will be billed to Active Clients in the next monthly billing cycle multiplied by 12 and discounted as follows:

(1)	Revenue from Month-to-Month Clients will be discounted 50%;
(2)	Revenue from 60+ Day Clients will be discounted 75%; and
(3)	Revenue from Noticed Clients, Late Pair-Off Clients, and Liquidity Constrained Clients will be discounted 100%.

If and to the extent that Active Revenue is less than Two Million Five Hundred Thousand Dollars ($2,500,000) as of the Closing Date, then the amount of the Initial Purchase Installment will be reduced by the amount equal to 22.22% of the Closing Date Revenue Shortfall, and the Contingency Residual will be reduced by the amount equal to 11.11% of the Closing Date Revenue Shortfall; provided, however, that the Initial Purchase Installment may not be reduced to less than One Million Two Hundred Thousand Dollars ($1,200,000), which shall be the minimum Initial Purchase Installment payable under Section 6(a).  Calculation of the adjustment to the purchase price under this Section 6(c)(i) is illustrated at Exhibit A hereto.

(ii)  The amount of the Contingency Residual (as adjusted pursuant to Section 6(c)(i)) is subject to an “Unplanned Revenue Reduction” based on Active Revenue, calculated pursuant to Section 6(c)(i) above as of the Closing Date and the Contingency Residual Payment Date, as follows:  if and to the extent that Active Revenue is less than the target minimum revenue of $2,750,000 (the “Residual Revenue Shortfall”) on the applicable calculation date, then the amount of the Contingency Residual will be reduced by lesser of (x) an amount equal to 67% of the Residual Revenue Shortfall or (y) $500,000.  Calculation of the adjustment to the Contingency Residual under this Section 6(c)(ii) is illustrated at Exhibit A hereto.  Notwithstanding the foregoing, revenues from any client whose contract is terminated by Buyer without cause (as defined in such client’s contract) after the Closing Date will be included in the determination of Active Revenue as of the Contingency Residual Payment Date, calculated on an annualized basis applying the periodic fees payable and discount percentages set forth in Section 6(c)(i), applicable to such client as of the date of such termination.

(iii)  If at Closing and at any month end between the Closing Date and the Contingency Residual Payment Date the product of the Contingency Residual (or the Adjusted Contingency Residual, as the case may be), and 1.2 is less than the then-current balance of the escrow account, then Buyer may, as applicable, reduce the amount deposited with the escrow agent on the Closing Date or withdraw from the escrow account, the amount of such difference, provided that at no time will the balance in the escrow account be less than One Hundred Thousand Dollars ($100,000); and if at any month end between the Closing Date and the Contingency Residual Payment Date the product of the Contingency Residual or the Adjusted Contingency Residual, as the case may be, and 1.2 is more than the then-current balance of the escrow account, then Buyer shall deposit into the escrow account the amount of such difference, provided that at no time will the balance in the escrow account be more than Five Hundred Thousand Dollars ($500,000), plus interest accrued on the escrow amount since the Closing Date.

(iv)      No later than five business days after each month end between the Closing Date and the Contingency Residual Payment Date, and after the Contingency Residual Payment Date, Buyer shall deliver to LION a statement setting forth Buyer’s calculation of any adjustment made to the Contingency Residual or Adjusted Contingency Residual, as the case may be, under Section 6(c)(iii), and of the Residual Revenue Shortfall under Section 6(c)(ii).  If LION disagrees with Buyer’s calculation of any such adjustment or the Residual Revenue Shortfall, then LION may, within ten days after receipt of such statement, deliver a notice to Buyer disagreeing with such calculation and setting forth its calculation of such amount.  Any such notice of disagreement shall specify those items or amounts as to which LION disagrees.  If LION fails to deliver such written notice within the ten-day period, Buyer’s calculation of the adjustment or the Residual Revenue Shortfall shall be binding upon the parties.  If LION delivers a notice of disagreement, then LION and Buyer shall, during the 30 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of the adjustment or the Residual Revenue Shortfall, as the case may be.  If LION and Buyer are unable to reach such agreement during the 20 days, they shall promptly thereafter cause the Accounting Referee promptly to review the disputed items or amounts for the purpose of calculating the adjustment or Residual Revenue Shortfall.  In making such calculation, the Accounting Referee shall consider only those items or amounts in LION’s notice of disagreement as to which LION has disagreed.  The Accounting Referee shall deliver to LION and Buyer, as promptly as practicable, but not later than 30 days after Buyer and Lion have submitted the disputed items or amounts to the Accounting Referee for its review, a report setting forth such calculation.  Such report shall be final and binding upon Sellers and Buyer.  If the Accounting Referee concludes that Buyer’s calculations were erroneous, then Buyer shall  deposit into the escrow account (if the adjustment was made before the Contingency Residual Payment Date), or pay to Sellers (if the adjustment was made on the Contingency Residual Payment Date), such funds as are necessary to correct the error.  The costs, fees, and expenses of the Accounting Referee shall be borne proportionately by LION, on the one hand, and Buyer, on the other, based on the extent to which LION’s and Buyer’s respective determinations differ from the Accounting Referee’s determination.

7.  Purchase Price Allocation.  Within 30 days after the Closing, the parties shall agree to an allocation of the purchase price among the Purchased Assets.  The allocation shall be prepared in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (together, the “Code”).  The purchase price allocation shall be conclusive and binding upon Buyer and Sellers for all purposes, and the Parties shall make consistent use of the allocation, fair market value and useful lives for all tax purposes and in all filings, declarations, and reports with the Internal Revenue Service (the “IRS”) in respect thereof, including the reports required to be filed under Section 1060 of the Code.  All financial statements shall be prepared in a manner consistent with (and the Parties shall not otherwise file a tax return position inconsistent with) the allocation unless required by the IRS or state taxing authority.

8.  Closing.  The transactions contemplated herein shall be consummated at a closing (the “Closing”) to be held at such location as parties may mutually agree, two business days after the satisfaction or waiver of the conditions to Closing set forth in Sections 13 and 14 hereof, , or on such other date as the parties may mutually agree (the “Closing Date”).

9.  Pre-Closing Covenants.  The parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)               General.  Each Party will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Sections 13 and 14 below).

(b)               Notices and Consents.  Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of third parties, all as set forth in Schedule 9(b).

(c)               Conduct of TRMS Business.  Sellers will use commercially reasonable efforts to conduct the TRMS Business in a reasonable and prudent manner in accordance with past practices.  With respect to the TRMS Business, Sellers will engage in no transaction outside the ordinary course of business; enter into no material agreement or transaction that extends beyond the Closing Date unless without Buyer’s prior written consent; and preserve the existing TRMS Business organization and relations with its employees, clients, suppliers, and others with whom it has a business relationship.

(d)               Access to TRMS Business.  Sellers will permit Buyer and its Representatives to (i) have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the TRMS Business, to all premises, properties, personnel, books, records, and documents of or pertaining to the TRMS Business; (ii) communicate with the clients of the TRMS Business, provided such communication is coordinated with Sern Clementson; and (iii) work with the employees of the TRMS Business in preparing for TRMS Business client’s transition to Buyer’s technology and analytics.  Buyer will treat and hold as such any Confidential Information it receives from Sellers in the course of the review contemplated by this Section 9(d), will not use any of the Confidential Information except in connection with this Agreement and, if this Agreement is terminated for any reason whatsoever, will return to Sellers all tangible embodiments of the Confidential Information that are in its possession.

(e)               Notice of Developments.  Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Sections 11 and 12 below.  No disclosure by any Party pursuant to this Section 9(e), however, shall be deemed to amend or supplement the Schedules attached hereto or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

(f)               Exclusivity.  Sellers will not solicit, initiate or encourage the submission of any proposal or offer from any person, relating to the acquisition of the membership interests of TRMS or all or substantially all of assets of the TRMS Business; provided, however, that after providing Buyer with reasonable written notice LION may participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing to the extent that the fiduciary duties of the board of directors of LION may require; and provided, further, that in the event Sellers seek to terminate this Agreement pursuant to the exercise of such fiduciary duties, Sellers shall pay Buyer an amount equal to all of Buyer’s reasonable costs and expenses, including attorneys’ and accounting fees, in making, entering and performing this Agreement through such termination.

(g)               Employees of the TRMS Business.  Buyer may, but will not be obligated to, offer employment to any or all of the employees of Sellers engaged in the TRMS Business, such employment to be on terms and conditions and for compensation and benefits as Buyer will determine.  Buyer will have no liability or obligation to any employee of Sellers who is not offered employment by Buyer or who declines such offer and will, in any event, have no liability or obligation to any employee of Sellers in respect of his or her employment with Sellers.

(h)               Pre-Closing Date Trade Errors.  Sellers shall settle all Trade Errors known to Sellers that have occurred between the execution of this Agreement and the Closing Date.

10.  Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing:

 (a)           Confidentiality.  Each Party agrees to keep all Confidential Information of the other Party confidential and not to disclose or reveal any of it in any manner, except that the Confidential Information or portions thereof may be disclosed to those of its officers, employees, and Representatives who need to know such information to consummate the transactions contemplated by this Agreement (it being understood that those Representatives shall be informed of the confidentiality restrictions set forth herein and the existence of this Agreement, and each Party shall be responsible for the breach of the terms hereof or the improper disclosure of Confidential Information by any of its Representatives). In the event that a receiving Party or any of its Representatives is requested pursuant to or required by applicable law, regulation or legal process to disclose any of the Confidential Information, such Party shall notify the other Party promptly so that the disclosing Party may seek a protective order or other appropriate remedy or, in the disclosing Party’s sole discretion, waive compliance with the terms of this Agreement.  In the event that no such protective order or other remedy is obtained and the receiving Party is nonetheless required to disclose the disclosing Party’s Confidential Information, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of the Confidential Information which it is advised by its counsel is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded the Confidential Information.  In the event that any client database transferred to Buyer contains any personally identifiable information, Buyer shall protect any such information according to the terms of any contract with any such client and in accordance with applicable laws.

(b)           Public Announcements.  Neither Party will, at any time prior to the Closing, without the prior written consent of the other Party, make any announcement, issue any press release or make any statement to any third party with respect to this Agreement or any of the terms or conditions hereof except as may be necessary to comply with any law, regulation or order and then only after prior written notice to the other Party of the timing, context and content of such announcement, press release or statement.  The Parties shall agree upon a joint press release following the Closing.

(c)           Tax Matters.   As between Sellers, on the one hand, and Buyer, on the other hand, (i) Sellers shall be responsible for and shall pay, and shall indemnify Buyer against, all taxes applicable to the TRMS Business and the Purchased Assets, to the extent attributable to taxable years or periods (or portions thereof) ending on or prior to the Closing Date, and (ii) Buyer shall be responsible for and shall pay, and shall indemnify Sellers against, all taxes of Buyer applicable to the TRMS Business and the Purchased Assets, to the extent attributable to taxable years or periods (or portions thereof) ending after the Closing Date.  Each of Sellers and Buyer shall be responsible for its own income and franchise taxes, if any, arising from the transactions contemplated herein.  Buyer shall pay directly, or reimburse Sellers promptly upon demand and proof of payment for, any material transfer taxes that may be imposed upon or payable or collectible or incurred in connection with this Agreement and the transactions contemplated herein.

(d)           Invoicing and Collections.  Within a reasonable time after the Closing Date or earlier as mutually agreed, Buyer and Sellers will jointly notify the counterparties under the Contracts of the assignment thereof to Buyer, and provide payment and other instructions to such persons with respect thereto.  As soon as practicable following the close of each calendar month after the Closing Date and until such time as Sellers have collected all Accounts Receivable that accrued on or prior to the Closing Date in respect of the Purchased Assets and the TRMS Business, Buyer and Sellers shall account to each other for all payments received by Buyer during the month then ended related to the Purchased Assets and the TRMS Business.  Within three business days of such accounting, Buyer shall remit to Sellers any payments received by Buyer in respect of the Accounts Receivable.  Following the close of the first calendar month after the Closing Date, Buyer shall remit to Sellers Buyer’s pro rata share of (i) the service fee for one Reuters license for its market data service for the period from the Closing Date through sixty calendar days after Closing Date; and (ii) the service charge for the Bloomberg marketing data service from the Closing Date through November 30, 2007.  With respect to invoices issued by Buyer to TRMS Business clients for services provided to such clients by Sellers before the Closing Date, Sellers shall be entitled to that portion of the amounts received on such invoices for the period ending on and including the Closing Date, and Buyer shall be entitled to that portion of the amounts received on such invoices for the period beginning after the Closing Date.  Buyer shall remit to Sellers its portion of such receipts within three business days of receipt thereof.  For a period of not less than one year after the Closing Date, Buyer will maintain complete and accurate books and records sufficient to verify the accuracy of invoicing, collections, and payment obligations under this Section 10(d).  Buyer will, upon at least 30 days’ advance notice from LION, allow an Accounting Referee to review such books and records at Buyer’s premises to the extent necessary to verify the accuracy payments due and payable to Sellers under this Section 10(d); provided, that any such review may be conducted not more than once during normal business hours and in a manner designed not to unreasonably interfere with Buyer’s ordinary business operations.  If any such review reveals any under-reporting of collections or under-payment of amounts due and payable to Sellers hereunder, then Buyer will promptly pay the unpaid amounts to Sellers.  The cost of such review will be borne by Sellers, unless the review identifies an under-reporting of collections or under-payment of amounts due and payable to Sellers that exceeds more than five percent (5%) of the collections reported or amounts actually paid to Sellers, in which case Buyer shall bear the cost of such review.

(e)           Transition Services.  Sellers shall (i) provide hosting services and access to the Sunnyvale PT servers to Buyer at no cost through sixty days after the Closing Date; and (ii) assist (at no cost to Sellers) in the transfer of any Assigned Personal Property and Assigned Intellectual Property located at such facility to the San Rafael facility.

(f)           Agreement Not to Compete.  For a period of three years from and after the Closing Date, neither Seller will engage directly or indirectly in the TRMS Business in any geographic area in which TRMS conducts that business as of the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10(f) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed

11.  Representations and Warranties of Sellers.  Sellers, jointly and severally, hereby represent and warrant to Buyer as of the date hereof:

(a)  Organization of Sellers.

(i)
LION is a corporation duly incorporated and validly existing under the laws of the State of Washington, with full corporate power and authority to conduct its business as it is now being conducted.  LION is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on LION’s business or properties.

(ii)
TRMS is a limited liability company validly existing under the laws of the State of Washington, with full limited liability company power and authority to conduct its business as it is now being conducted.  TRMS is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on TRMS’s business or properties.

(b)    Authority; No Conflicts; Consents.

(i)	LION possesses all requisite corporate power and authority, and TRMS possesses all limited liability power and authority to enter into this Agreement and perform its respective obligations hereunder.

(ii)	The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate or limited liability company action, as appropriate, on the part of Sellers.

(iii)
This Agreement constitutes the valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, or (2) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and principles of public policy (subsections (1) and (2) are referred to as “Equitable Exceptions”).

(iv)
The execution, delivery, and performance of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated by this Agreement does not (1) violate any provision of LION’s articles of incorporation or bylaws, as amended, or TRMS’ certificate of formation (and operating agreement) or (2) conflict with or result in any breach, violation, modification or termination of, accelerate or permit the acceleration of the performance required by the terms of, or constitute a default, under any of the terms or provisions of any agreement, indenture, loan, mortgage, lien, lease, obligation, license, permit, franchise, judgment, decree, order, statute, rule, regulation or other instrument or restriction of any kind to which Sellers are a party or by which their assets or property is bound, except for any such events or occurrences that could not reasonably be expected to have a material adverse effect on Sellers’ business or properties.

(v)
No consent, approval, order or authorization of, or registration, declaration or, except as set forth on Schedule 9(b), filing with, any governmental entity or public or regulatory unit, agency, body or authority is required in connection with the execution, delivery or performance of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated by this Agreement.

(c)  Ownership of Purchased Assets.  (i) Sellers own or have valid leases, licenses or similar rights to all of the Purchased Assets identified on Schedules 2(a) – (c) hereof; (ii) to Sellers’ knowledge, Sellers own or have valid leases, licenses or similar rights to all right, title and interest to all intellectual property necessary to operate the TRMS Business, free and clear of any liens, encumbrances or security interests; and (iii) as a result of the execution and delivery of this Agreement or the performance of Sellers’ obligations hereunder, Sellers shall not be in violation in any material respect of any license, sublicense or agreement.

(d)  Contracts.  Schedule 2(b) hereto sets forth a complete and correct list of all material contracts, agreements, commitments and obligations of Sellers, either written or oral, relating to the TRMS Business.  Copies of all written contracts relating to the TRMS Business have been provided or made available to Buyer.  Each such contract or agreement is a valid and binding agreement of LION or TRMS, as the case may be, enforceable against such Seller subject to the Equitable Exceptions. Sellers have fulfilled all of their obligations under such contracts as of the date hereof which are required to be fulfilled as of the date hereof.

(e)  Litigation.  There is no pending or, to Sellers’ knowledge, threatened proceeding (i) by or against Sellers or that could reasonably be expected to have a material adverse affect on the TRMS Business, or on any of the Purchased Assets; or (ii) that could reasonably be expected to have the effect of preventing, delaying, or making illegal the transactions contemplated by this Agreement.

(f)  Compliance with Laws.  Sellers have complied in all material respects with the laws and regulations applicable to it in the operation of the TRMS Business.

(g)  Tax Matters.  There are no liens, encumbrances or security interests on any of the Purchased Assets arising in connection with any failure (or alleged failure) to pay any tax, and Sellers have no knowledge of any basis for the assertion of any claims attributable to taxes that, if adversely determined, would result in any such lien, encumbrance or security interest (except for taxes that are not yet due and payable).

(h)  Labor and Employment.  Sellers have complied with all applicable employment laws and regulations, including without limitation, all federal and state wage laws, and collection and payment of withholding taxes.  There are no claims pending or, to Sellers’ knowledge, threatened against Sellers by any employee or independent contractor, including claims or investigations pending with any federal or state agency or any grievance or arbitration proceeding.

(i)  Absence of Undisclosed Liabilities.  There are material no outstanding liabilities that would attach to the Purchased Assets except the continuing obligations under the Contracts.  There are no claims or commitments with respect to the Purchased Assets or to Sellers’ knowledge that are reasonably likely to result in a lien or claim on any of the Purchased Assets, including without limitation, any claims of creditors of Sellers, former or purported officers, directors, shareholders, employees or independent contractors of Sellers who provided services with respect to the TRMS Business.

(j)  Financial Statements.  Other than as set forth on Schedule 11(j), the financial statements Sellers provided to Buyer with respect to the TRMS Business comply with GAAP, subject to normal year end adjustments (except that such financial statements may not contain footnotes required by GAAP) and accurately and fairly reflect the transactions and the assets and liabilities of Sellers with respect to the TRMS Business.

(k)  Intellectual Property Matters.  Sellers in the conduct of the TRMS Business did not and do not utilize any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how except for those listed on Schedule 11(k), all of which are owned by the Sellers, or Sellers’ have valid leases, licenses, or similar rights to, free and clear of any liens, claims, charges or encumbrances except as specifically identified on Schedule 11(k).  To Sellers’ knowledge, Sellers are not in default under, and have not received any notice of any claim of infringement or any other claim or proceeding relating to any such patent, trademark, tradename, service mark, copyright or trade secret.  No present or former employee of Sellers and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, tradename, service mark or copyright, or in any application therefore, or in any trade secret, which Sellers own, possess or use in its operations as now or heretofore conducted.  Schedule 11(k) lists all confidentiality or nondisclosure agreements to which Sellers or any of Sellers’ employees engaged in the TRMS Business is a party which relate to the Purchased Assets in any way.

(l)  Accuracy of Information; Full Disclosure.  This Agreement, and all other documents delivered at Closing by Sellers to Buyer in connection with the Closing, when taken as a whole, do not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(m)  Limitation of Representations.   Except for the representations and warranties contained in this Article 11, (i) neither Sellers nor any other person have made any representation or warranty, express or implied, at law or in equity, on behalf of either of Sellers or their representatives regarding the Purchased Assets or the TRMS Business (or the value of any of them) or the transactions contemplated by this Agreement and (ii) Sellers hereby disclaim any such representation or warranty, notwithstanding the delivery or disclosure to Buyer, its representatives or any other person of any information, documentation or other materials.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 11, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES AND THE TRMS BUSINESS ARE TRANSFERRED “AS IS,” “WHERE IS” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 11, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, VALUE, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE OR WARRANTY REGARDING THE USE OF ANY OF THE PURCHASED ASSETS, OR THAT THEIR AVAILABILITY SHALL BE UNINTERRUPTED, THAT THEY SHALL BE ERROR FREE OR THAT CERTAIN RESULTS MAY BE OBTAINED FROM THEIR USE, OR THAT THE PURCHASED ASSETS SHALL CONFORM TO ANY DESCRIPTION THEREOF PROVIDED BY SELLERS.

12.  Representations and Warranties of Buyer. Buyer hereby represents and warrants as of the date hereof:

(a)  Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of California.  Buyer has the limited liability company power to own its properties and to carry on its business as now conducted.  Buyer is duly qualified to do business as now being conducted and is authorized and in good standing in each jurisdiction in which the failure to so qualify or be in good standing would result in a material adverse effect on Buyer’s business or properties.

(b)  Authority.  Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the approval of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company action, as evidenced by authorizing resolutions delivered to Sellers at Closing.  This Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Equitable Exceptions.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated by it shall not (a) conflict with its Certificate of Formation or operating agreement or (b) conflict with or result in any breach of, violation of, modification of, termination of, accelerate or permit the acceleration of the performance required by the terms of, or constitute a default under any of the terms or provisions of any material agreement, indenture, loan, mortgage, lien, lease, obligation, license, permit, franchise, judgment, decree, order, statute, rule, regulation or other instrument or restriction of any kind to which Buyer is a party or by which the assets or property of Buyer is bound, or (c) result in a breach of any fiduciary or other obligation of Buyer to any third party.  No consent, waiver, approval, order or authorization of any governmental authority, instrumentality, agency or commission, or any third party, is required for the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated by the Agreement.

(c)  No Brokers.  Buyer has not employed and is not liable for the payment of any fee to any finder, broker, consultant or similar person in connection with this Agreement or the transactions contemplated hereby.

(d)  Tax Withholding.  Buyer shall not withhold from or in respect of any sum payable by Buyer under this Agreement.

(e)  Acknowledgment of Limitation of Warranties.  Buyer is experienced and sophisticated with respect to the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement.  Buyer acknowledges that, except to the extent expressly set forth in Article 11 of this Agreement, no representation or warranty has been made by or on behalf of either of Sellers or any of their representatives with respect to any information, documents or material provided or made available by either of Sellers or any of their representatives to Buyer or any of its representatives relating to the TRMS Business, or the Purchased Assets.

13.  Conditions Precedent to Buyer's Obligations to Close.  The obligation of Buyer to effect the purchase of the Purchased Assets and assume the Assumed Liabilities hereunder shall be subject to the fulfillment, prior to or at the Closing, of all of the following conditions (unless waived in writing by the Buyer):

(a)  Representations and Warranties.  Each of the representations and warranties of Sellers set forth in Section 11 that are not qualified as to materiality shall have been true and correct in all respects, and those that are not so qualified shall have been true and correct in all material respects, on and as of the date hereof and as of the Closing as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date).

(b)  Covenants.  Each Seller shall have complied with, fulfilled and performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed by it at or prior to the Closing.

(c)  No Adverse Action or Decision.  There shall not be in effect any order, writ, injunction, decree, award, ruling, judgment or charge preventing consummation of any of the transactions contemplated by this Agreement.

(d)  Officer’s Certificate.  Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 13(a), (b), and (c) is satisfied in all respects.

(e)  Consents.  All consents, assignments, waivers or authorizations referred to in Schedule 9(b) shall have been obtained or made.

(f)  Employee Confidentiality Agreements.  Each employee of Sellers listed on Schedule 13(f) shall have executed a confidentiality agreement in a form reasonably acceptable to Buyer.

(g)  Key Employee.  Sern Clementson will have agreed to employment by Buyer on terms satisfactory to Buyer, which terms shall include customary post-employment non-competition and non-solicitation covenants.

(h)  Escrow Agreement. The Escrow Agreement will have been executed and delivered by all parties thereto.

(i)  Lien Releases.  Releases of the liens on the Purchased Assets set forth on Schedule 13(i) shall have been obtained by Sellers.

(j)  Sublease.  Buyer and Sellers shall have entered into an agreement, reasonably satisfactory to both Parties, for the sublease of specified portions of the office space currently leased by LION in San Rafael, California.  The sublease will include the trade floor space (24 cubes), Sern Clementson’s current office and the common area outside of his office, two offices adjacent to the trade floor, and the data center.  The term of the sublease will be for at least eighteen (18) months commencing the day after Closing Date and will be based on lease payment calculation where Buyer shall pay a square-foot pro-rata share of  LION’s lease obligation.

(k)  Sunnyvale Hosting Services.  Buyer and Sellers shall have entered into an agreement, reasonably satisfactory to both Parties, for Seller’s provision of hosting services to Buyer with respect to computer equipment located in Sunnyvale, CA, included among the Assigned Personal Property under this Agreement and currently used to provide TRMS Business data processing (“TRMS Remote Assets”).  The agreement will specify a term through sixty calendar days after Closing Date, be at no cost to Buyer, provide Buyer physical access to the Sunnyvale, CA, location for the sole purpose of  retrieving Buyer’s computers,  from 45 days after Closing Date to 90 days after Closing Date, provide two hour response time for Buyer’s requests with respect to TRMS Remote Assets, provide remote access to Jim Greenhaw to TRMS Remote Assets through December 31, 2007, include Sellers’ SiteScope monitoring of TRMS Remote Assets, and provide at least one hour notification prior to Sellers’ performing maintenance on any computer equipment that may affect the performance of or access to the TRMS Remote Assets.

(l)  Documents and Information.  All of the documents furnished by Sellers to Buyer as provided in this Agreement shall be in form and substance reasonably satisfactory to Buyer and its counsel.

14.  Conditions Precedent to the Sellers' Obligations to Close.  The obligation of Sellers to effect the sale of the Purchased Assets and the assignment of the Assumed Liabilities hereunder shall be subject to the fulfillment, prior to or at the Closing, of all of the following conditions (unless waived in writing by Sellers):

(a)  Representations and Warranties.  Each of the representations and warranties of Buyer set forth in Section 12 that are not qualified as to materiality shall have been true and correct in all respects, and those that are not so qualified shall have been true and correct in all material respects, on and as of the date hereof and as of the Closing as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date).

(b)  Covenants.  Buyer shall have complied with, fulfilled and performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required hereunder to be performed by it at or prior to the Closing.

(c)  No Adverse Action or Decision.  There shall not be in effect any order, writ, injunction, decree, award, ruling, judgment or charge preventing consummation of any of the transactions contemplated by this Agreement.

(d)  Officer’s Certificate.  Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Sections 14(a), (b), and (c) is satisfied in all respects.

(e)  Consents.  All consents, assignments, waivers or authorizations referred to in Schedule 9(b) shall have been obtained or made.

(f)  Escrow Agreement. The Escrow Agreement will have been executed and delivered by all parties thereto.

(g)  Documents and Information.  All of the documents furnished by Buyer to Sellers as provided in this Agreement shall be in form and substance reasonably satisfactory to Sellers and its counsel.

15.       Indemnification.

(a)  Indemnification of the Parties.  From the Closing Date and until the one (1) year anniversary thereof, in the event Sellers, on one hand, and Buyer, on the other hand (each, as applicable, an “Indemnifying Party”) breaches any of its representations, warranties or covenants contained in this Agreement, and provided that Buyer, in the event of a breach by Sellers, or Sellers, in the event of a breach by Buyer (each, as applicable, an “Indemnified Party”) makes a written claim for indemnification within the one (1) year period following the Closing Date (the “Survival Period”), then the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any and all Damages, the Indemnified Party shall suffer that are caused proximately by the breach.  For purpose of this Section 15, “Damages” shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses, but excluding consequential, incidental or indirect damages, lost profits or punitive damages.

(b)  Notwithstanding any other provision to the contrary, neither Party shall have any liability with respect to claims under Section 15(a) unless the total of all Damages with respect to such matters exceeds Twelve Thousand Five Dollars ($12,500) (the “Indemnification Basket”) and then only for the amount of the excess of the Damages over such amount; and neither Party shall have any liability (for indemnification or otherwise) for any Damages that exceed Five Hundred Thousand Dollars ($500,000) (the “Indemnification Cap”); provided, however, that the Indemnification Basket and Indemnification Cap shall not apply to claims related to or arising from (i) fraud, (ii) intentional misrepresentation, (iii) Trade Errors, (iv) breach of Section 11(b)(ii) or clause (1) of Section 11(b)(iv), (v) breach of Section 10(c), and (vi) the Assumed Liabilities (to the extent Sellers incur Damages) and the Excluded Liabilities (to the extent Buyer incurs Damages); and provided, further, that the Survival Period for claims related to or arising from clauses (i), (ii), (iv), and (v) of the foregoing proviso of this Section 15(b) shall be the applicable statute of limitations period.

(c)  Sellers shall indemnify Buyer for any Damages (including license fees) relating to any use by Buyer of the intellectual property identified in Part A(2) of Schedule 11(k), provided that Buyer makes a written claim for such indemnification within the Survival Period.

(d)  Offset Rights.  Any indemnification to which Buyer is entitled under this Agreement as a result of any Damages it may suffer shall be offset by Buyer against the amount payable to Sellers as the Contingency Residual.

(e)  All claims by an Indemnifying Party under this Article 15 shall be asserted and resolved as follows:

(i) In the event that (A) any claim, demand or proceeding is asserted or instituted by any party other than the Parties which could give rise to Damages for which an Indemnifying Party would be liable to an Indemnified Party hereunder (such claim, demand or proceeding, a “Third Party Claim”) or (B) any Indemnified Party hereunder shall have a claim to be indemnified by any Indemnifying Party hereunder which does not involve a Third Party Claim (such claim, a “DirectClaim”), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such claim or demand and the amount or estimated amount (which estimate shall not be conclusive of the final amount of such claim and demand) (a “Claim Notice”) provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced.

(ii) In the event of a Third Party Claim, the Indemnifying Party may, and upon request of the Indemnified Party shall, retain counsel of its choice, reasonably acceptable to the Indemnified Party, to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim or demand and shall pay the reasonable fees and disbursements of such counsel with regard thereto.  In the event that an Indemnifying Party shall retain such counsel, an Indemnified Party shall have the right to retain its own counsel but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (B) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one such firm for all such Indemnified Parties.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the Third Party Claim or demand, or any cross-complaint against any person. No claim or demand may be settled without the consent of the Indemnifying Party, which consent will not be unreasonably withheld. Unless the Indemnifying Party shall have agreed in writing that any and all Damages to the Indemnified Party related to a claim or demand are fully covered by the indemnities provided herein, no such claim or demand may be settled without the consent of the Indemnified Party, which consent will not be unreasonably withheld.

(iii)  In the event of a Direct Claim, unless the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of a Claim Notice that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party promptly; provided, however, that if a final, non-appealable judicial determination is made that an Indemnified Party is not entitled to any such payment, it shall promptly repay the appropriate amounts to the Indemnifying Party.

16.       Termination.

(a)  Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)  Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (i) in the event a Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (ii) if the Closing shall not have occurred on or before November 30, 2007, by reason of the failure of any condition precedent under Section 13 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c)  Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Sellers have notified Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before November 30, 2007, by reason of the failure of any condition precedent under section 14 hereof (unless the failure results primarily from Sellers breaching any representation, warranty, or covenant contained in this Agreement).

(d)  If any Party terminates this Agreement pursuant to this Section 16, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 10(a) above shall survive termination.

(e)  Upon termination hereof, nothing in this Agreement shall be construed as restricting Buyer from soliciting or marketing its services  to TRMS Business clients, provided however, Buyer shall not use or rely upon any Confidential Information it obtained from Sellers prior to such termination when soliciting or marketing to TRMS Business clients.

17.       General Provisions.

(a)  Notices.  All notices and other communications shall be in writing and shall be delivered by a nationally-recognized overnight courier, electronic mail or facsimile to the Parties utilizing the following contact information:

If to Sellers:

LION, Inc.
2801 Hollycroft Street
Gig Harbor, WA 98335
Attn: David Stedman, President
Email: dstedman@lionmts.com
Fax: (877) 665-5187

With a copy to:

Stoel Rives LLP
600 University Avenue, Suite 3600
Seattle, WA 98101
Attn: Christopher J. Voss
Email: cjvoss@stoel.com
Fax: (206) 386-7500

If to Buyer:

Compass Analytics, LLC
900 Larkspur Landing Circle, Suite 285
Larkspur, CA 94941
Attn: Rob Kessel
Email: rkessel@compass-analytics.com
Fax: (415) 925-2520

With Copy To:

Dillingham & Murphy LLP
Attn: John J Camozzi Esq
225 Bush Street Sixth Floor
San Francisco, CA 94104
Email: jcamozzi@dillinghammurphy.com
Fax: (415) 397-3300

If delivered personally, by electronic mail, or facsimile, the date on which a notice, request, instruction or document is delivered shall be the date on which such communication is deemed made and, if delivered by mail, Federal Express or other recognized overnight courier, the date on which such notice, request, instruction or document is received shall be the date on which such communication is deemed made.

Any Party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 18(a).

(b)  Further Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, each Party agrees to use commercially reasonable efforts to take, or cause to be taken, such actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, such things as are necessary, proper or advisable to consummate and make effective, as expeditiously as reasonably practicable, the transactions contemplated by this Agreement.  The Parties shall execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements or other instruments as any other Party may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.  The Parties shall cooperate in furnishing information required by any Party in connection with any state, federal or foreign law or regulatory filing.

(c)       Waiver.  Any failure on the part of any Party to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by any other Party to whom such compliance is owed.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(d)       Expenses.  All expenses incurred by the Parties in connection with or related to the authorization, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of Representatives and other experts employed by any such Party, shall be borne solely and entirely by the Party which has incurred the same, unless otherwise provided in this Agreement.

(e)  Headings.  The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto.

(f)  Definition of Knowledge.  The term “knowledge” or “known to Sellers” means, with respect to Sellers, the actual knowledge of David Stedman, Steve Thomson, Sern Clementson, Jim Greenhaw, and Joseph Rogers, and the knowledge that any such individuals reasonably could be expected to discover or become aware of in the course of conducting an investigation of the accuracy and completeness of any representation or warranty contained in this Agreement.

(g)  Entire Agreement; Amendment.  This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein.  This Agreement or any provision hereof may not be amended, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such amendment, waiver, discharge of termination is sought.

(h)  Severability.  If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

(i)  Governing Law; Venue.  The internal laws of the State of New York (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

(j)  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, this Agreement may be assigned by one Party hereto without the prior consent of the other Party (i) if the assigning Party assigns to its affiliate or (ii) upon a change of control. “Change of Control” means a change of control of more than fifty percent (50%) of the voting power by that Party’s shareholders or members in a merger or similar transaction.  This Agreement shall be binding on and shall inure to the benefit of the Parties and their permitted successors and assigns, and any reference to a Party herein shall also be a reference to a permitted successor or assign.

(k)  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all the parties reflected hereon as signatories.

IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of the date and year first set forth above.

Sellers:	Buyer:

Tuttle Risk Management Services LLC	Compass Analytics, LLC

By: ___________________________	By: ___________________________
Name: _________________________	Name: _________________________
Title: __________________________	Title: __________________________

LION, Inc.

By: ___________________________
Name: _________________________
Title: __________________________

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT